Exhibit 4.5

SUPPLEMENTAL AGREEMENT

This Supplemental Agreement (the “Supplemental Agreement”) is dated as of 12 March 2021 by and between Quantum Infosec Inc. (the “Vendor”), Guardforce AI Co., Limited (the “Purchaser”) and Handshake Networking Limited (the “Company”). (collectively the “Parties”).

RECITALS:

The Parties have executed the Sale and Purchase Agreement (the “SPA”) on 4 February 2021 pursuant to which the Vendor agrees to sell its 51% shares of the Company to the Purchaser or any of its subsidiary company in consideration of the issuance by the Purchaser of 131,105 ordinary shares, credited as fully paid, to the Vendor.

Each party has got all necessary approval to approve this Supplemental Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals, which shall be considered an integral part of this Supplemental Agreement, the Parties hereby agree as follow:

1.1 In Clause 1.1 of the SPA, the definition of “Completion Date” shall be substituted by the following:

““Completion Date” means 25 March 2021, or another date negotiated and further agreed by Parties. ”

1.2 Pursuant to Clause 5.12 of the SPA “It is hereby agreed that the Purchaser shall have the right to add more warranty clauses (by way of supplemental agreement or side letter) after completing the due diligence review before Completion”, now Parties hereby agree to add Clause 5.13 with regard to non-competition to the SPA as below:

“The Vendor, Mr Richard James Stagg and Mr David William Walker hereby jointly and severally warrant(s) that they shall not engage in any business activity that is competitive with or similar to the Company’s business activities, inter alia, in the provision of IT security consulting services.”

1.3 The Parties also hereby agree to add Clause 5.14 to the SPA as below:

“The Vendor, Mr Richard James Stagg and Mr David William Walker hereby jointly and severally warrant(s) that the Purchaser shall not be held liable for the repayment of any loan that took place before Completion owed by the Vendor or the Company, or any director, shareholder or officer of which.”

1.4 Except for the above, all other terms in the SPA shall remain unchanged.

(signature page to follow)

IN WITNESS WHEREOF, this Supplemental Agreement has been signed by the Parties hereto on the date set forth above.

SIGNED by
Richard James Stagg, a director	)
for and on behalf of	)
Quantum Infosec Inc.	)
)
in the presence of:	)

SIGNED by
Terence Wing Khai Yap, a director	)
for and on behalf of	)
Guardforce AI Co., Limited	)
)
in the presence of:	)

SIGNED by
David William Walker, a director	)
for and on behalf of	)
Handshake Networking Limited	)
)
in the presence of:	)

For the purposes of Clauses 1.2 and 1.3 hereof:

(I) SIGNED SEALED and (J) DELIVERED by )
Richard James Stagg	)
(Holder of HKID No. R087548(0)))
)
in the presence of:	)

(II) SIGNED SEALED and DELIVERED by	)
David William Walker	)
(Holder of HKID No. XD836507(0)))
)
in the presence of:	)

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